Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Jeff Johnson
Treasurer and VP Investor Relations
(651) 787-1068

NEWS RELEASE

January 27, 2011

DELUXE REPORTS FOURTH QUARTER 2010 RESULTS

•	Revenue grows 3% vs. prior year

•	Diluted EPS from continuing operations of $0.68; adjusted EPS of $0.78 grows 11% vs. prior year

•	Provides 2011 outlook; projecting strong revenue and EPS

•	Declares regular quarterly dividend

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported fourth quarter revenue of $351.5 million, up 3% compared to the prior year, and adjusted diluted earnings per share (EPS) of $0.78 compared to $0.70 in the prior year. Adjusted diluted EPS for both periods excludes restructuring costs related to our cost reduction initiatives. Adjusted diluted EPS for 2009 also excludes the impact of transaction-related costs associated with acquisitions. Earnings were better than the previous outlook for the current period due primarily to favorable product mix, cost reduction and spending controls and a lower effective tax rate.

Reported diluted EPS was $0.68 on net income of $34.8 million in the fourth quarter of 2010 and was $0.59 on net income of $30.5 million in the comparable quarter of 2009. Results for 2010 include restructuring-related costs of $7.8 million, or $0.10 per diluted share, associated with infrastructure consolidations, operational improvements in sales, marketing and fulfillment, and other cost reduction initiatives. Results for 2009 included restructuring and transaction-related costs of $8.7 million, or $0.11 per diluted share.

“We are pleased to finish the year by delivering another solid quarter,” said Lee Schram, CEO of Deluxe. “With strong performance in all three segments, we reported revenue near the high end of our expectations. Business services revenue grew 17 percent over last year, while checks and forms performed well against our expectations. All this, combined with continued strong execution against our cost reduction program and spending controls drove higher than expected earnings per share.”

Fourth Quarter Performance
Revenue for the quarter was $351.5 million compared to $340.3 million during the fourth quarter of 2009. Small Business Services segment revenue of $204.2 million was $1.8 million lower than the comparable 2009 quarter as growth in business services, the Safeguard distributor channel and the Canadian businesses nearly off-set the decline in check and form usage. Financial Services revenue was $6.9 million lower than the fourth quarter of 2009 driven by lower order volume. Direct Checks revenue increased $19.9 million due to $21.5 million of revenue from the April 2010 acquisition of Custom Direct, Inc. Excluding the effect of Custom Direct products, Direct Checks would have been down only 4 percent due to strong customer re-order performance.

Gross margin was 64.0 percent of revenue compared to 62.8 percent in 2009. The favorable impact of the Company’s cost reduction initiatives was partially offset by increased material costs and delivery rates.

Selling, general and administrative (SG&A) expense increased $5.5 million in the quarter compared to 2009. Increased SG&A expense associated with the Custom Direct acquisition and our brand awareness and direct response advertising campaigns were partially offset by benefits from the continued execution of our cost reduction initiatives.

Operating income in 2010 was $60.9 million compared to $55.8 million in the fourth quarter of 2009. Operating income was 17.3 percent of revenue compared to 16.4 percent in the prior year driven primarily by benefits from our cost reduction initiatives.

Reported diluted EPS increased $0.09 from the prior year driven by the higher operating income and a lower effective tax rate.

Fourth Quarter Performance by Business Segment
Small Business Services revenue was $204.2 million versus $206.0 million in 2009. Revenue was lower in the quarter as growth in business services, the Safeguard distribution channel and the Canadian businesses did not fully offset volume declines in checks and forms. Operating income in 2010 increased to $32.7 million from $23.6 million in 2009. Restructuring and transaction-related costs were $4.2 million lower than in 2009.

Financial Services revenue was $88.0 million compared to $94.9 million in 2009. The decrease was primarily due to lower order volumes caused by check usage declines, partly offset by growth from non-check services. Operating income in 2010 decreased to $13.0 million from $17.8 million in 2009. Restructuring-related costs were $2.7 million higher than in 2009.

Direct Checks revenue was $59.3 million compared to $39.4 million in 2009. The Custom Direct acquisition in April contributed $21.5 million in the quarter which was partly offset by lower order volume resulting from the continued decline in check usage. Operating income in 2010 was $15.2 million, compared to $14.4 million in 2009. Restructuring-related costs were $0.6 million higher than in 2009.

Cash Flow Performance
Cash provided by operating activities for 2010 totaled $212.6 million, an increase of $6.2 million compared to 2009. The increase was due primarily to improved earnings and a contract settlement received during the third quarter, partially offset by higher performance-based compensation payments in the first quarter and higher income tax payments.

Business Outlook
The Company stated that for the first quarter of 2011, revenue is expected to be between $342 and $350 million. Diluted EPS is expected to be between $0.68 and $0.73. For the full year, revenue is expected to be between $1.375 and $1.415 billion, and diluted EPS is expected to be between $2.85 and $3.10, which includes benefits from an incremental $65 million in cost reductions, net of investment. The Company also stated that it expects operating cash flow to be between $205 million and $225 million in 2011. Capital expenditures are expected to be approximately $35 million.

“We have made tremendous progress in transforming Deluxe and still have many opportunities ahead of us in 2011,” Schram stated. “We believe we are entering the new year well positioned to grow revenue through clear alignment on our strategic direction, focus on our customers, diversity in our channels, and the extensive depth and breadth of our product and services offerings.  If the economy improves, we should have further upward opportunity in our Small Business Services revenue.”

Quarterly Dividend
The Board of Directors of Deluxe Corporation declared a regular quarterly dividend of $0.25 per share on all outstanding shares of the Company. The dividend will be payable on March 7, 2011 to shareholders of record at the close of business on February 21, 2011. The Company had 51,360,017 shares outstanding as of January 24, 2011.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. All interested persons may listen to the call by dialing 1-866-202-0886 (access code 36149973). The presentation also will be available via a simultaneous webcast at www.deluxe.com in the news and investor relations section. An audio replay of the call will be available through midnight on February 10th by calling 1-888-286-8010 (access code 10727550). The presentation will be archived on Deluxe’s web site.

About Deluxe Corporation
Deluxe Corporation is a growth engine for small businesses and financial institutions. Through its industry-leading businesses and brands, the Company helps small businesses and financial institutions attract and retain customers. The Company employs a multi-channel strategy to provide a suite of life-cycle driven solutions to its customers. In addition to its personalized printed products, the Company offers a growing suite of business services, including logo design, payroll, web design and hosting, business networking and other web-based services to help small businesses grow. In the financial services industry, Deluxe sells check programs and fraud prevention, customer loyalty and retention programs to help banks build lasting relationships and grow core deposits. The Company also sells personalized checks, accessories and other services directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; declines in the Company’s market capitalization which could trigger non-cash asset impairment charges; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross margin; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, customer loyalty, fraud monitoring and protection and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2009.

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended December 31, 2010 and 2009 and our outlook for 2011. The Company’s management believes that adjusted earnings per share (EPS) is a useful financial measure because certain items during 2010 and 2009 (restructuring and related costs, transaction-related costs, asset impairment charges, net gain on repurchases of debt, and the tax impact of health care legislation) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted quarterly EPS from continuing operations reconciles to reported EPS from continuing operations as follows:

	Outlook		Actual
	-	Fourth Qtr. 2010	-	-
	First Qtr.	(provided on Oct.	Fourth Qtr.	Fourth Qtr.
	2011	28, 2010)	2010	2009
Adjusted EPS from continuing operations	$0.68 to $0.73	$0.65 to $0.72	$0.78	$0.70
Restructuring and related costs	-	-	(0.10)	(0.09)
Transaction-related costs	-	-	-	(0.02)
Reported EPS from continuing operations	$0.68 to $0.73	$0.65 to $0.72	$0.68	$0.59

Adjusted annual EPS from continuing operations reconciles to reported EPS from continuing operations as follows:

	Outlook	Actual
	2011	2010	2009
Adjusted EPS from continuing operations	$2.85 to $3.10	$3.18	$2.44
Asset impairment charges	—	—	(0.40)
Restructuring and related costs	—	(0.14)	(0.18)
Transaction-related costs	—	—	(0.03)
Tax impact of health care legislation enactment	—	(0.07)	—
Net gain on repurchases of debt	—	—	0.11
Reported EPS from continuing operations	$2.85 to $3.10	$2.97	$1.94

Financial Highlights
DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended December 31,
	2010		2009
Revenue	$351.5		$340.3
Cost of goods sold, including restructuring charges	126.7	36.0%	126.6	37.2%

Gross profit	224.8	64.0%	213.7	62.8%
Selling, general and administrative expense	157.9	44.9%	152.4	44.8%
Restructuring charges	6.0	1.7%	5.5	1.6%

Operating income	60.9	17.3%	55.8	16.4%
Interest expense	(10.9)	(3.1%)	(10.7)	(3.1%)
Other (expense) income	(0.5)	(0.1%)	0.1	—

Income before income taxes	49.5	14.1%	45.2	13.3%
Income tax provision	14.7	4.2%	14.7	4.3%

Net income	$34.8	9.9%	$30.5	9.0%

Weighted average dilutive shares outstanding	51.3		51.0
Diluted earnings per share	$0.68		$0.59
Capital expenditures	$12.3		$9.3
Depreciation and amortization expense	19.3		16.8
Number of employees-end of period	5,765		6,089
Non-GAAP financial measure — EBITDA(1)	$79.7		$72.7
Non-GAAP financial measure — Adjusted	87.5		81.4
EBITDA(1)

(1)	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and related costs, transaction-related costs, asset impairment charges and gains on debt retirements), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been significantly impacted by acquisitions. Certain transactions in 2010 and 2009 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended December 31,
	2010	2009
Adjusted EBITDA	$87.5	$81.4
Restructuring and related costs	(7.8)	(7.3)
Transaction-related costs	—	(1.4)

EBITDA	79.7	72.7
Income tax provision	(14.7)	(14.7)
Interest expense	(10.9)	(10.7)
Depreciation and amortization expense	(19.3)	(16.8)

Net income	$34.8	$30.5

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2010		2009
Revenue	$1,402.2		$1,344.2
Cost of goods sold, including restructuring charges	488.4	34.8%	504.8	37.6%

Gross profit	913.8	65.2%	839.4	62.4%
Selling, general and administrative expense	624.3	44.5%	616.5	45.9%
Restructuring and asset impairment charges	8.0	0.6%	32.3	2.4%

Operating income	281.5	20.1%	190.6	14.2%
Gain on early extinguishment of debt	—	—	9.8	0.7%
Interest expense	(44.2)	(3.2%)	(46.3)	(3.4%)
Other (expense) income	(1.4)	(0.1%)	0.9	0.1%

Income before income taxes	235.9	16.8%	155.0	11.5%
Income tax provision	82.5	5.9%	55.6	4.1%

Income from continuing operations	153.4	10.9%	99.4	7.4%
Net loss from discontinued operations	(0.8)	(0.1%)	—	—

Net income	$152.6	10.9%	$99.4	7.4%

Weighted average dilutive shares outstanding	51.3		50.9
Diluted earnings (loss) per share:
Continuing operations	$2.97		$1.94
Discontinued operations	(0.01)		-
Net income	2.96		1.94
Continuing operations:
Capital expenditures	$43.9		$44.3
Depreciation and amortization expense	73.9		67.8
Number of employees-end of period	5,765		6,089
Non-GAAP financial measure — EBITDA(1)	$354.0		$269.1
Non-GAAP financial measure — Adjusted	365.2		301.1
EBITDA(1)

(1)	See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Year Ended December 31,
	2010	2009
Adjusted EBITDA	$365.2	$301.1
Asset impairment charges	—	(24.9)
Restructuring and related costs	(10.8)	(14.4)
Transaction-related costs	(0.4)	(2.5)
Gain on early extinguishment of debt	—	9.8

EBITDA	354.0	269.1
Income tax provision	(82.5)	(55.6)
Interest expense	(44.2)	(46.3)
Depreciation and amortization expense	(73.9)	(67.8)
Net loss from discontinued operations	(0.8)	—

Net income	$152.6	$99.4

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31,	December 31,
	2010	2009
Cash and cash equivalents	$17.4	$12.8
Other current assets	153.9	146.7
Property, plant & equipment-net	120.2	121.8
Intangibles-net	155.1	145.9
Goodwill	725.9	658.7
Other non-current assets	136.2	125.3

Total assets	$1,308.7	$1,211.2

Short-term debt & current portion of long-term debt	$7.0	$26.0
Other current liabilities	204.5	217.0
Long-term debt	748.1	742.8
Deferred income taxes	46.8	24.8
Other non-current liabilities	76.1	83.4
Shareholders’ equity	226.2	117.2

Total liabilities & shareholders’ equity	$1,308.7	$1,211.2

Shares outstanding	51.3	51.2

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2010	2009
Cash provided (used by):
Operating activities:
Net income	$152.6	$99.4
Depreciation and amortization of intangibles	73.9	67.8
Asset impairment charges	—	24.9
Contract acquisition payments	(22.1)	(29.3)
Other	8.2	43.6

Total operating activities	212.6	206.4

Investing activities:
Purchases of capital assets	(43.9)	(44.3)
Payments for acquisitions	(98.6)	(30.8)
Proceeds from life insurance policies	6.1	-
Net change in marketable securities	1.9	(3.7)
Other	(1.7)	(3.0)

Total investing activities	(136.2)	(81.8)

Financing activities:
Dividends	(51.4)	(51.3)
Share repurchases	(3.0)	(1.3)
Shares issued under employee plans	3.3	2.0
Net change in debt	(19.0)	(74.6)
Other	(2.4)	(3.3)

Total financing activities	(72.5)	(128.5)
Effect of exchange rate change on cash	0.7	1.6
Net cash used by discontinued operations	—	(0.5)
Net change in cash and cash equivalents	4.6	(2.8)
Cash and cash equivalents: Beginning of period	12.8	15.6

Cash and cash equivalents: End of period	$17.4	$12.8

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2010	2009
Revenue:
Small Business Services	$204.2	$206.0
Financial Services	88.0	94.9
Direct Checks	59.3	39.4

Total	$351.5	$340.3

Operating income: (1)
Small Business Services	$32.7	$23.6
Financial Services	13.0	17.8
Direct Checks	15.2	14.4

Total	$60.9	$55.8

	Year Ended December 31,
	2010	2009
Revenue:
Small Business Services	$796.3	$785.1
Financial Services	390.3	396.4
Direct Checks	215.6	162.7

Total	$1,402.2	$1,344.2

Operating income: (1)
Small Business Services	$137.5	$60.8
Financial Services	84.2	75.1
Direct Checks	59.8	54.7

Total	$281.5	$190.6

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(1) Operating income includes the following asset impairment charges, restructuring and related costs and transaction-related costs:

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Small Business Services	$3.6	$7.8	$4.0	$39.1
Financial Services	3.2	0.5	3.7	1.6
Direct Checks	1.0	0.4	3.5	1.1

Total	$7.8	$8.7	$11.2	$41.8

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and years ended December 31, 2010 and 2009. The Company’s management believes that operating income by segment, excluding the asset impairment charges, restructuring and related costs and transaction-related costs in each period, is a useful financial measure because these items impacted the comparability of reported operating income during 2010 and 2009. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING ASSET IMPAIRMENT CHARGES, RESTRUCTURING AND RELATED COSTS AND TRANSACTION-RELATED COSTS
(In millions)

	Quarter Ended December 31,
	2010	2009
Adjusted operating income: (1)
Small Business Services	$36.3	$31.4
Financial Services	16.2	18.3
Direct Checks	16.2	14.8

Total	$68.7	$64.5

	Year Ended December 31,
	2010	2009
Adjusted operating income: (1)
Small Business Services	$141.5	$99.9
Financial Services	87.9	76.7
Direct Checks	63.3	55.8

Total	$292.7	$232.4

(1) Operating income excluding asset impairment charges, restructuring and related costs, and transaction-related costs reconciles to reported operating income as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Adjusted operating income	$68.7	$64.5	$292.7	$232.4
Asset impairment charges, restructuring and transaction-related costs:
Small Business Services	(3.6)	(7.8)	(4.0)	(39.1)
Financial Services	(3.2)	(0.5)	(3.7)	(1.6)
Direct Checks	(1.0)	(0.4)	(3.5)	(1.1)

Total	(7.8)	(8.7)	(11.2)	(41.8)

Reported operating income	$60.9	$55.8	$281.5	$190.6

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